Filed Pursuant to Rule 433
Registration Statement No. 333-211718

Market Linked Securities – Leveraged Upside Participation to a Cap and Contingent Downside
Principal at Risk Securities Linked to the EURO STOXX 50® Index due January 6, 2021

Term Sheet to Pricing Supplement dated December 27, 2018

Summary of Terms

Issuer	The Toronto-Dominion Bank (“TD”)
Term	Approximately 2 years
Reference Asset:	EURO STOXX 50® Index
Pricing Date	December 27, 2018
Issue Date	January 2, 2019
Principal Amount	$1,000 per Security
Issue Price	$1,000 except that certain investors that purchase for certain fee based advisory accounts may purchase for not less than $976.50
Payment at Maturity	See “How the Payment at Maturity is Calculated” on page 3
Maturity Date	January 6, 2021
Initial Level	2,937.36, which is the closing level of the Reference Asset on the Pricing Date
Final Level	The closing level of the Reference Asset on the Valuation Date
Percentage Change	(Final Level – Initial Level) / Initial Level, expressed as a percentage
Maximum Redemption Amount	152% of the Principal Amount of the Securities ($1,520 per $1,000 Principal Amount of the Securities)
Threshold Level	2,203.02, which is equal to 75% of the Initial Level
Leverage Factor	200%
Valuation Date	December 29, 2020
Calculation Agent	TD
Minimum Investment	$1,000 and minimum denominations of $1,000 in excess thereof
Agents	TD Securities (USA) LLC and Wells Fargo Securities, LLC
Underwriting Discount and Commission	2.35% to Agents, of which dealers, including Wells Fargo Advisors, LLC (“WFA”), will receive a selling concession of 1.75% and WFA will receive a distribution expense fee of 0.075%
CUSIP / ISIN	89114QFF0 / US89114QFF00

Investment Description

•	Linked to the EURO STOXX 50® Index due January 6, 2021
•	Unlike ordinary debt securities, the Securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the Securities provide for a Payment at Maturity that may be greater than, equal to or less than the Principal Amount of the Securities, depending on the performance of the Reference Asset from the Initial Level to the Final Level.

The Payment at Maturity will reflect the following terms:

o If the level of the Reference Asset increases:

You will receive the Principal Amount plus 200% participation in the upside performance of the Reference Asset, subject to the Maximum Redemption Amount of 152% of the Principal Amount of the Securities

o If the level of the Reference Asset is flat or decreases but the decrease is not more than 25%:

You will be repaid the Principal Amount

o If the level of the Reference Asset decreases by more than 25%:

You will have full downside exposure to the decrease in the level of the Reference Asset from the Starting Level, and you will lose more than 25%, and possibly all, of the Principal Amount.

•	Investors may lose a substantial portion, or all, of the Principal Amount
•	Any payments on the Securities are subject to TD’s credit risk
•	You will have no right to the stocks comprising the Reference Asset (the “Reference Asset Constituents”)
•	No periodic interest payments or dividends
•	No exchange listing; designed to be held to maturity

Our estimated value of the Securities on the Pricing Date is $960.70 per Security. The estimated value is expected to be less than the public offering price of the Securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page P-27 of the accompanying preliminary pricing supplement.

The Securities have complex features and investing in the Securities involves a number of risks. See “Additional Risk Factors” beginning on page P-8 of the accompanying pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the product prospectus supplement MLN-EI-1 dated June 30, 2016 (the “product prospectus supplement”) and “Risk Factors” on page 1 of the prospectus dated June 30, 2016 (the “prospectus”).

Investors should carefully review the accompanying pricing supplement, product prospectus supplement and prospectus.

We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

As used in this term sheet, “we,” “us,” or “our” refers to The Toronto-Dominion Bank.

THE SECURITIES ARE NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE CANADA DEPOSIT INSURANCE CORPORATION, THE U.S. FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY OF CANADA OR THE UNITED STATES.

TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES, LLC

Hypothetical Payout Profile

The profile to the right is based on the Maximum Redemption Amount of 152.00% per $1,000 Principal Amount, the Leverage Factor of 200% and a Threshold Level equal to 75% of the Initial Level.

This graph has been prepared for illustrative purposes only. Your actual return will depend on the actual Percentage Change and whether you hold your Securities to maturity.

*The graph to the right represents a hypothetical payout profile for the Securities. The 45 degree dotted line represents the hypothetical percentage change of the Reference Asset and the solid line represents the hypothetical return on the Securities for a given percentage change in the Reference Asset.

Hypothetical Returns

Hypothetical Final Level	Hypothetical Percentage Change	Hypothetical Payment at Maturity ($)	Hypothetical Return on Securities[2] (%)
4,112.30	40.00%	$1,520.00	52.00%
3,818.57	30.00%	$1,520.00	52.00%
3,701.07	26.00%	$1,520.00	52.00%
3,524.83	20.00%	$1,400.00	40.00%
3,231.10	10.00%	$1,200.00	20.00%
3,084.23	5.00%	$1,100.00	10.00%
3,010.79	2.50%	$1,050.00	5.00%
2,937.36[1]	0.00%	$1,000.00	0.00%
2,643.62	-10.00%	$1,000.00	0.00%
2,349.89	-20.00%	$1,000.00	0.00%
2,203.02[2]	-25.00%	$1,000.00	0.00%
2,056.15	-30.00%	$700.00	-30.00%
1,762.42	-40.00%	$600.00	-40.00%
1,468.68	-50.00%	$500.00	-50.00%
1,174.94	-60.00%	$400.00	-60.00%
881.21	-70.00%	$300.00	-70.00%
587.47	-80.00%	$200.00	-80.00%
0.00	-100.00%	$0.00	-100.00%

1 The Initial Level (the closing level of the Reference Asset on December 27, 2018).

2 The “return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the difference between the Payment at Maturity per $1,000 Principal Amount and $1,000.

3 This is the Threshold Level, which is equal to 75% of the Initial Level.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual Payment at Maturity will depend on the actual Final Level and Maximum Redemption Amount.

* These calculations are hypothetical and should not be taken as an indication of the future performance of the Reference Asset as measured from the Pricing Date. We cannot give you assurance that the performance of the Reference Asset will result in a positive Percentage Change, or any positive return on your initial investment.

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TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES, LLC

How the Payment at Maturity is Calculated

The Payment at Maturity will be determined as follows:

•	If the Percentage Change is positive, then an investor will receive an amount per Security equal to the lesser of:
(i)	Principal Amount + (Principal Amount x Percentage Change x Leverage Factor); and
(ii)	the Maximum Redemption Amount.
•	If the Final Level is equal to or less than the Initial Level, but greater than or equal to the Threshold Level (the Percentage Change is 0% or negative but not below -25%), then an investor will receive an amount per Security equal to:

Principal Amount.

•	If the Final Level is less than the Threshold Level (the Percentage Change is negative and below -25%), then the investor will receive less than the Principal Amount, if anything, per Security, calculated using the following formula:

Principal Amount + (Principal Amount x Percentage Change).

If the Final Level is less than the Threshold Level, the investor will have full exposure to the decrease in the level of the Reference Asset and will lose more than 25%, and possibly all, of the Principal Amount. Specifically, investors will lose 1% of the Principal Amount for each 1% decrease from the Initial Level to the Final Level and may lose all of the Principal Amount.

Historical Performance of the Reference Asset

* The graph above sets forth the historical daily performance of the Reference Asset from January 1, 2008 through December 27, 2018. The graph is based upon actual daily historical closing levels of the Reference Asset. The dotted line represents the Threshold Level of 2,203.02, which is equal to 75% of the closing level of the Reference Asset on December 27, 2018.

We obtained the information regarding the historical performance of the Reference Asset used in calculating the graph above from Bloomberg® Professional Service (“Bloomberg”).

We have not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the Reference Asset. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your initial investment.

We have filed a registration statement (including a prospectus), a product prospectus supplement and a pricing supplement with the SEC for the offering to which this free writing prospectus relates. You should read the prospectus in that registration statement and other documents that we have filed with the SEC for more complete information about us and this offering. You may get those documents for free by visiting EDGAR on the SEC website www.sec.gov. Alternatively, we, TD Securities (USA) LLC or Wells Fargo Securities will arrange to send you the prospectus if you request it by calling toll-free at 1-855-303-3234.

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TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES, LLC

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Additional Risk Factors” section in the accompanying preliminary pricing supplement, the “Additional Risk Factors Specific to the Notes” section in the product prospectus supplement and the “Risk Factors” section in the prospectus. Please review those risk disclosures carefully.

•	Principal at Risk. If the Final Level is less than the Threshold Level, investors in the Securities will lose more than 25%, and possibly all, of their Principal Amount. Specifically, if the Final Level is less than the Threshold Level, you will lose 1% of the Principal Amount of your Securities for each 1% that the Final Level is less than the Initial Level and may lose all of the Principal Amount. For example, if the Reference Asset has declined by 25.1% from the Initial Level to the Final Level, you will not receive any benefit of the contingent downside feature and you will lose 25.1% of the Principal Amount per Security.
•	The Securities Do Not Pay Interest and Your Return on the Securities May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity.
•	Your Potential Return on the Securities Will Be Limited by the Maximum Redemption Amount and May Be Less Than the Return on a Direct Investment In the Reference Asset.
•	Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Securities.
•	The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
•	There May Not Be an Active Trading Market for the Securities — Sales in the Secondary Market May Result in Significant Losses.
•	If the Level of the Reference Asset Changes, the Market Value of Your Securities May Not Change in the Same Manner.
•	The Payment at Maturity Is Not Linked to the Level of the Reference Asset at Any Time Other than the Valuation Date.
•	You Will Not Have Any Rights to the Reference Asset Constituents and the Reference Asset only Reflects Price Return
•	The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors.
•	Past Reference Asset Performance is No Guide to Future Performance.
•	There Are Potential Conflicts of Interest Between You and the Calculation Agent.
•	We Have No Affiliation with the Index Sponsor and Will Not Be Responsible for Any Actions Taken by the Index Sponsor.
•	Trading and Business Activities by the Bank or its Affiliates May Adversely Affect the Market Value of the Securities.
•	The Estimated Value of Your Securities Is Lower Than the Public Offering Price of Your Securities.
•	The Estimated Value of Your Securities Is Based on Our Internal Funding Rate.
•	The Estimated Value of the Securities Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.
•	The Estimated Value of Your Securities Is Not a Prediction of the Prices at Which You May Sell Your Securities in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Lower Than the Public Offering Price of Your Securities and May Be Lower Than the Estimated Value of Your Securities.
•	The Temporary Price at Which We May Initially Buy the Securities in the Secondary Market May Not Be Indicative of Future Prices of Your Securities.
•	No direct exposure to fluctuations in exchange rates between the U.S. dollar and the euro.
•	The Securities are Subject to Risks Associated with Non-U.S. Securities Markets.
•	The Valuation Date, and Therefore the Maturity Date, May be Postponed In the Case of a Market Disruption Event.
•	Significant Aspects of the Tax Treatment of the Securities Are Uncertain.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES, LLC